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                                                                       EXHIBIT 9


     THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK
     1740 Broadway
     New York, New York 10019
     212 708-2000



February 28, 1992


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Dear Sirs:

This letter refers to Post-Effective Amendment No. 5 to the Registration Statement No. 33-19836 (Form N-4) ("Registration Statement") to be filed with the Securities and Exchange Commission relating to the offer and sale by The Mutual Life Insurance Company of New York ("MONY") of group tax-deferred variable annuity contracts, group deferred variable annuity contracts, IRA contracts and flexible annuities participating in the Keynote Series Account ("Keynote"). It is my opinion that:

1) MONY is a Corporation duly organized and existing under the laws of the State of New York.

2) The offer and sale by MONY of the contracts covered by this Registration Statement have been validly authorized by MONY and, when issued, valid and lawful obligations of MONY are created in accordance with the terms and conditions of such contracts.

3) Sections 1113(a) and 4240 of the New York Insurance Law, as amended, authorize the establishment by a domestic life insurance company of a separate account to which may be allocated contributions made under individual, group variable and flexible annuity contracts participating therein. Keynote is such a separate account created for the purpose of providing an investment medium for such variable contracts as may be designated as participating therein. Keynote may receive, hold, invest and reinvest the monies arising from (i) contributions made pursuant to the variable accumulation annuity contracts participating therein, (ii) such assets of MONY as it shall deem appropriate to invest in Keynote to provide a base for its operation and to support MONY's continual contractual obligations under the participating contracts or as may be otherwise approved by the Superintendent of Insurance of the State of New York, and
     (iii) dividends, interest and gains produced by the foregoing.




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4)   The applicable agreements between MONY and Keynote provide that MONY is to maintain such books of account and records of all transactions relating to Keynote as may be necessary to reflect clearly the assets and liabilities attributable to Keynote, and all such transactions at all times are to be identifiable and distinguishable from the other investments and liabilities of MONY. In addition, the contracts covered by this Registration Statement will provide, in accordance with the enabling provisions of said Section 4240, that the assets held in Keynote pursuant to such contracts shall not be chargeable with liabilities arising out of any other business of the insurance company.

5) Section 4209(a)(1) of the New York Insurance Law, applicable to the contracts covered by this Registration Statement, provides, in part, that "No domestic mutual life insurance company shall issue... any annuity contract providing for the payment of any assessment by any policyholder or member in addition to the regular premium charged therefor; nor shall any such company have power to levy or collect any such assessment." Accordingly, upon acceptance by MONY of contributions under a contract covered by this Registration Statement and issued in accordance with one of the prospectuses contained in said Registration Statement, and upon compliance with applicable local law, the Contractholder will have a legally issued, fully paid and non-assessable interest in Keynote.

I hereby consent to the use of this opinion as an Exhibit to the above-mentioned Registration Statement.

Very truly yours,

/s/

Edward P. Bank
Vice President and Deputy General Counsel




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